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                                                                       Exhibit 8


                                    __________, 2006

Superior Bancorp
17 North 20th Street
Birmingham, Alabama  35203

Kensington Bankshares, Inc.
13246 North Dale Mabry Highway
Tampa, Florida  33624

Ladies and Gentlemen:

      We have acted as counsel to Superior Bancorp (which was formerly known as The Banc Corporation), a Delaware corporation ("Superior Bancorp"), in connection with that certain Agreement and Plan of Merger (the "Agreement") dated as of the 6th day of March, 2006, by and between Superior Bancorp and Kensington Bankshares, Inc., a Delaware corporation ("Kensington"), and the transactions entered into in connection therewith. Pursuant to the Agreement, Kensington will merge with and into Superior Bancorp, with Superior Bancorp surviving (the "Merger"). Capitalized terms used herein and not otherwise defined shall have the meaning described in the Agreement. We are providing this opinion pursuant to Section 8.5 of the Agreement.

      All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

      For the purpose of rendering this opinion, we have examined originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the original of the following documents (including all exhibits and schedules attached thereto):

      (i)   the Agreement;

      (ii) Superior Bancorp's Registration Statement on Form S-4, including the Joint Proxy Statement/Prospectus as a part thereof, filed with the Securities and Exchange Commission as amended (the "Registration Statement");

      (iii) a Management Certificate signed by an authorized officer of Superior Bancorp;

      (iv) a Management Certificate signed by an authorized officer of Kensington; and

      (v) such other instruments and documents related to the consummation of the Merger and the transactions contemplated thereby as we have deemed
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Superior Bancorp

Kensington Bankshares, Inc.
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            necessary or appropriate (items (i) through (v) collectively, the
            "Reviewed Documents").

      In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof):

            1. that original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there is (or will be prior to the Closing) due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof;

            2. the truth and accuracy at all relevant times (including the Effective Date), of all representations, warranties and statements made or agreed to by Superior Bancorp and Kensington, their managements, employees, officers, directors and shareholders in connection with the Merger, including but not limited to those set forth in the Agreement; that any such representation, warranty or statement made "to the best knowledge of" or otherwise similarly qualified is correct without such qualification; that all covenants contained in such Agreement are performed without waiver or breach of any material provision thereof;

            3. that the Merger will be consummated pursuant to and in accordance with the Agreement and the Registration Statements and will be reported by Superior Bancorp and Kensington on their respective federal income tax returns in a manner consistent with the opinion set forth below; and

            4. that the Merger will qualify as a statutory merger under the applicable corporate and other laws of the States of Delaware and Florida.

      Based on our examination of the foregoing items and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that for federal income tax purposes:

      (i)   The Merger will constitute a "reorganization" within the meaning of
            Section 368 of the Code.

      (ii) No gain or loss will be recognized by Superior Bancorp or Kensington as a result of the Merger.

      (iii) No gain or loss will be recognized by the shareholders of Kensington who receive shares of Superior Bancorp's common stock except to the extent of any taxable "boot" received by such persons from Superior Bancorp, and except to the extent of any dividends received from Kensington Bancshares prior to the Effective Date of the Merger.
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Superior Bancorp

Kensington Bankshares, Inc.
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      (iv)  The basis of Superior Bancorp's common stock received in the Merger will be equal to the sum of the basis of the shares of Kensington common stock exchanged in the Merger and the amount of gain, if any, which was recognized by the exchanging Kensington shareholder, including any portion treated as a dividend, less the value of taxable boot, if any, received by such shareholder in the Merger.

      (v) The holding period of Superior Bancorp's common stock will include the holding period of the shares of Kensington common stock exchanged therefor (provided that the Kensington common stock was held by the shareholders as a capital asset pursuant to Section 1221 of the Code).

      (vi) Cash received by a Kensington shareholder in lieu of a fractional share interest of Superior Bancorp's common stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of Superior Bancorp's common stock which he, she or it would otherwise be entitled to receive and will qualify as capital gain or loss (unless such payment, under each such shareholder's particular facts and circumstances, is deemed to have the effect of a dividend distribution and not a redemption treated as an exchange under the principles of Section 302 of the
            Code).

      This opinion does not address the various state, local or foreign tax consequences that may result from the Merger. In addition, no opinion is expressed as to any federal income tax consequence of the Merger except as specifically set forth herein and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. In particular, we express no opinion regarding, among other things (i) the tax consequences of the Merger that may be relevant to particular stockholders or shareholders subject to special treatment under the Code, such as foreign persons, financial institutions, dealers in securities, traders in securities who elect to apply a mark-to market method of accounting, insurance companies, tax-exempt entities, pass-through entities or investors in such entities, holders who acquired their shares of Kensington common stock pursuant to the exercise of, or otherwise in connection with, an employee stock option or right, pursuant to a tax qualified retirement plan or otherwise as compensation and holders who hold Kensington common stock as part of a "hedge", "straddle" or "conversion transaction", (ii) the tax consequences to Superior Bancorp stockholders or Kensington's shareholders of other transactions effected prior to or after the Merger (whether or not such transactions are consummated in connection with the Merger), and (iii) the tax consequences of the Merger to Superior Bancorp and Kensington under Section 1502 of the Code and the regulations issued thereunder.

      No opinion is expressed as to any transactions other than the Merger as described in the Agreement or to any transaction whatsoever including the Merger if all the transactions described or contemplated in the Agreement (including the agreements
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Superior Bancorp

Kensington Bankshares, Inc.
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referenced therein) are not consummated in accordance with their terms and without waiver of any material provision thereof. To the extent any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not complete, correct, true and accurate in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.

      This opinion only represents our best judgment as to the federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or the courts. The conclusions are based on the Code, existing judicial decisions, administration regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

      We consent to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

      This opinion has been delivered to you and may not be distributed or otherwise made available to any other person or entity without our prior written consent.

                                          Sincerely,